Exhibit 99.1

Sangamo Therapeutics, Inc. Point Richmond Tech Center 501 Canal Boulevard Richmond, CA 94804 510-970-6000 | sangamo.com

SANGAMO THERAPEUTICS REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS

Richmond, California, August 9, 2017 – Sangamo Therapeutics, Inc. (NASDAQ: SGMO) today reported its second quarter 2017 financial results and recent accomplishments.

“In the second quarter we strengthened our balance sheet in order to position Sangamo for the rapid development of our therapeutic pipeline,” said Dr. Sandy Macrae, CEO of Sangamo. “Operationally, we are activating multiple sites across the country for each of our four clinical trials. Patients are being screened and qualified for enrollment, and we expect to report data from these studies late this year or in the first half of 2018. We are also making progress advancing product candidates in our middle pipeline, which include our wholly owned AAV gene therapy for Fabry disease and autologous genome edited stem cell treatments for beta-thalassemia and sickle cell disease in partnership with Bioverativ.”

Recent Accomplishments

•	Established an exclusive, global collaboration and license agreement with Pfizer Inc. for the development and commercialization of gene therapy programs for hemophilia A, including SB-525. Sangamo received a $70 million upfront payment and is eligible to receive up to $475 million in milestone payments, as well as tiered, double digit royalties on net sales.

•	Further strengthened balance sheet through public offering of common stock raising net proceeds of approximately $78.1 million.

•	Received Fast Track designation from the FDA for SB-318 and SB-913, in vivo genome editing product candidates for the treatment of MPS I and MPS II, and for SB-525, gene therapy product candidate for hemophilia A. Fast Track designation is designed to facilitate the development and expedite the review of drugs and biologics to treat serious conditions and fill an unmet medical need.

•	Received Orphan Medicinal Product designation (OMPD) from the European Medicines Agency for SB-525 gene therapy product candidate for hemophilia A. Similar to the FDA’s Orphan Drug designation, OMPD provides incentives to advance the development and commercialization of orphan medicines, and also includes access to the EU centralized authorization procedure and potential for market exclusivity for a period of up to ten years.

•	Appointed Dr. Roger Jeffs and Joseph Zakrzewski to Sangamo’s Board of Directors, bringing extensive experience in therapeutic product development and commercialization to Sangamo’s leadership.

Second Quarter 2017 Financial Results

For the second quarter ended June 30, 2017, Sangamo reported a consolidated net loss of $12.5 million, or $0.17 per share, compared to a net loss of $26.6 million, or $0.38 per share, for the same period in 2016. As of June 30, 2017, the Company had cash, cash equivalents, marketable securities and interest receivable of $266.5 million.

Revenues for the second quarter of 2017 were $8.3 million, compared to $3.7 million for the same period in 2016. Second quarter 2017 revenues were generated from Sangamo’s collaboration agreements with Pfizer, Bioverativ, Shire International (Shire) and Sigma-Aldrich, as well as the Company’s research grants. The revenues recognized for the second quarter of 2017 consisted of $8.0 million in collaboration agreements and $0.3 million in research grants, compared to $3.6 million and $0.1 million, respectively, for the same period in 2016.

For the second quarter of 2017, Sangamo recognized $3.1 million of revenues related to research services performed under the collaboration agreement with Bioverativ. Sangamo received upfront payments of $13.0 million, $20.0 million and $70.0 million pursuant to the agreements entered into with Shire in 2012, Biogen (the predecessor of Bioverativ) in 2014, and Pfizer in May 2017, respectively. The Shire payment is being recognized as revenue on a straight-line basis through approximately December 2017. Beginning in January 2017, the Biogen agreement was transferred to Bioverativ, and the remaining upfront payment is being recognized through approximately June 2020. The Pfizer upfront payment is being recognized as revenue on a straight-line basis through approximately December 2019. The Company recognized $0.6 million of the Shire upfront payment, $0.4 million of the Bioverativ upfront payment, and $3.8 million of the Pfizer upfront payment as revenues for the second quarter of 2017.

Research and development expenses were $15.0 million for the second quarter of 2017, compared to $19.5 million for the same period in 2016. The decrease was primarily due to the completion of external GMP manufacturing expenses associated with the Company’s 2017 clinical studies.

General and administrative expenses were $6.0 million for the second quarter of 2017, compared to $11.1 million for the same period in 2016. The decrease was primarily due to decreases in stock-based compensation and salaries and benefits, including those associated with the transition of the Company’s former chief executive officer.

Total operating expenses for the second quarter of 2017 were $21.0 million, compared to $30.5 million for the same period in 2016.

Financial Guidance for 2017

The Company updates guidance as follows:

•	Revenues: The Company expects that revenues will be in the range of $30 million to $40 million in 2017, inclusive of research funding from existing collaborations.

•	Operating Expenses: Sangamo expects that operating expenses will be in the range of $90 million to $100 million for 2017, including non-cash stock-based compensation expense.

•	Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $220 million at the end of 2017. This anticipated cash balance is inclusive of research funding from existing collaborators but exclusive of funds arising from any additional new collaborations or partnerships or other sources of capital.

Conference Call

Sangamo will host a conference call today, August 9, 2017, at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo Therapeutics website in the Investors and Media section under Events and Presentations. A replay of the webcast will also be available for one week after the call. During the conference call, the Company will review these results, discuss other business matters and provide guidance with respect to 2017.

The conference call dial-in numbers are (877) 377-7553 for domestic callers and (678) 894-3968 for international callers. The conference ID number for the call is 54328579. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on August 9, 2017 to 11:59 p.m. ET on August 16, 2017. The conference call replay numbers for domestic and international callers are (855) 859-2056 and (404) 537-3406, respectively. The conference ID number for the replay is 54328579.

About Sangamo Therapeutics

Sangamo Therapeutics, Inc. is focused on translating ground-breaking science into genomic therapies that transform patients’ lives using the company’s industry leading platform technologies in genome editing, gene therapy, gene regulation and cell therapy. For more information about Sangamo, visit www.sangamo.com.

This press release contains forward-looking statements regarding Sangamo’s current expectations. These forward looking statements include, without limitation, references to the expected timing of presentation of clinical trial data, the expected accomplishment in 2017, anticipated cash and investment balance, operating expenses, revenue and potential milestone and royalty payments under Sangamo’s agreements with Shire, Bioverativ and Pfizer. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the dependence on the success of clinical trials of lead programs, the lengthy and uncertain regulatory approval process, uncertainties related to the initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of Sangamo’s therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo and its partners will be able to develop commercially viable gene-based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo’s operations and business environments. These risks and uncertainties are described more fully in Sangamo’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Sangamo undertakes no duty to update such information except as required under applicable law.

Contact

Sangamo Therapeutics, Inc.

McDavid Stilwell

(510) 970-6000, x219

mstilwell@sangamo.com

Varant Shirvanian

(510) 970-6000, x205

vshirvanian@sangamo.com

-more-

SELECTED CONSOLIDATED FINANCIAL DATA

(unaudited; in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Statement of Operations Data:
Revenues:
Collaboration agreements	$7,977	$3,592	$11,283	$7,303
Research grants	276	110	395	341

Total revenues	8,253	3,702	11,678	7,644
Operating expenses:
Research and development	14,984	19,454	27,926	34,720
General and administrative	6,037	11,090	13,312	16,447

Total operating expenses	21,021	30,544	41,238	51,167

Loss from operations	(12,768)	(26,842)	(29,560)	(43,523)
Interest and other income, net	277	243	437	430

Loss before taxes	(12,491)	(26,599)	(29,123)	(43,093)
Benefit from income taxes	—	24	—	24

Net loss	$(12,491)	$(26,575)	$(29,123)	$(43,069)

Basic and diluted net loss per common share	$(0.17)	$(0.38)	$(0.41)	$(0.61)

Shares used in computing basic and diluted net loss per common share	72,527	70,487	71,780	70,430

SELECTED BALANCE SHEET DATA

	June 30, 2017	December 31, 2016
Cash, cash equivalents, marketable securities and interest receivable	$266,510	$142,759
Total assets	282,993	157,891
Total stockholders’ equity	194,040	136,195

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